Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO VAN KAMPEN INTERNATIONAL GROWTH FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen International Growth Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                                Votes     Votes      Broker
Matter                                                              Votes For  Against   Abstain    Non-Votes
------                                                             ----------  -------  ---------   ---------
(1) Approve an Agreement and Plan of Reorganization..............  39,109,051  870,960  2,254,285      0